Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BIRKS GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Class A Voting Shares, without nominal or par value	Other (3)	500,000	$5.10	$2,550,000	$110.20 per $1,000,000	$281.01

Total Offering Amounts							$281.01

Total Fee Offsets							$0.00

Net Fee Due							$281.01

(1) 500,000 Class A Voting Shares are being registered which may be issued pursuant to the Birks Group Inc. Omnibus Long-Term Incentive Plan, as amended (the “LTIP”).

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of Class A Voting Shares that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of shares of the registrant’s outstanding Class A Voting Shares.

(3) The proposed maximum offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the average of the high and low asking prices of the Registrant’s Class A Voting Shares reported for the Company on the NYSE American LLC on July 13, 2023.